Exhibit 3.1


                         CERTIFICATE OF AMENDMENT OF THE
                    RESTATED CERTIFICATE OF INCORPORATION OF
                             SOUTHWEST WATER COMPANY

         Southwest Water Company, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

         1. Article SIXTH, Paragraph B of the Corporation's Restated Certificate of Incorporation (the "Certificate of Incorporation") is hereby amended and restated in its entirety to read as follows:

         "B. The Board of Directors shall have the authorized number of Directors as provided in the Bylaws of this Corporation, as the Bylaws may be constituted from time to time.

                  At the 2008 Annual Meeting of Stockholders, the successors of the Directors whose terms expire at that meeting shall be elected for a term expiring at the 2009 Annual Meeting of Stockholders. At the 2009 Annual Meeting of Stockholders, the successors of the Directors whose terms expire at that meeting shall be elected for a term expiring at the 2010 Annual Meeting of Stockholders. At the 2010 Annual Meeting of Stockholders, and at each Annual Meeting of Stockholders thereafter, the Directors shall be elected for terms expiring at the next Annual Meeting of Stockholders.

                  Any vacancy in the office of a Director shall be filled by the vote of the majority of the remaining Directors, regardless of any quorum requirements set forth in the Bylaws of the corporation. Any Director appointed to fill a vacancy in the office of Director shall serve until the next Annual Meeting of Stockholders at which Directors of the class for which such Director shall have been chosen are to be elected, and until his or her successor is elected and qualified. Newly created Directorships shall be filled by the Board of Directors."

         2. The foregoing amendment of the Certificate of Incorporation has been duly adopted by the Corporation's Board of Directors and stockholders in accordance with the provisions of Sections 242 and 222 of the General Corporation Law of the State of Delaware.

         3.       This   amendment   to   the   Corporation's   Certificate   of
Incorporation shall be effective on and as of the date of filing of this Certificate of Amendment with the Secretary of State of the State of Delaware.

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, Southwest Water Company has caused this Certificate of Amendment to be signed by Mark A. Swatek, Chief Executive Officer, this 20th day of May, 2008.


                                                    SOUTHWEST WATER COMPANY


                                                    By:  /s/ Mark A. Swatek
                                                         -----------------------
                                                         Mark A. Swatek,
                                                         Chief Executive Officer




                                SIGNATURE PAGE TO
                           CERTIFICATE OF AMENDMENT OF
                      RESTATED CERTIFICATE OF INCORPORATION